Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2016 with respect to the consolidated financial statements and schedules of NorthStar Realty Finance Corp. included in the Current Report on Form 8-K of Colony NorthStar, Inc. filed on January 10, 2017, and incorporated by reference into this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

January 10, 2017